UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 5, 2020

Oshkosh Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 2566, Oshkosh, Wisconsin	54903
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (920) 502-3009

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	OSK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2020, the Board of Directors of Oshkosh Corporation (the “Company”) acted to appoint John C. Pfeifer as President and Chief Operating Officer of the Company, effective May 11, 2020. Mr. Pfeifer, who is 54, joined the Company in May 2019 as Executive Vice President and Chief Operating Officer and has been responsible for leading the Company’s Access Equipment, Fire & Emergency and Commercial segments. He previously served as Senior Vice President and President - Mercury Marine, of Brunswick Corporation, a designer, manufacturer and marketer of marine engines and marine parts and accessories, from 2018 to May 2019. Prior to that, Mr. Pfeifer served as Vice President and President - Mercury Marine of Brunswick Corporation from 2014 to 2018. Mr. Pfeifer is a director of the Manitowoc Company, Inc.

In connection with Mr. Pfeifer’s appointment as President and Chief Operating Officer of the Company, the Human Resources Committee of the Board of Directors of the Company approved (i) an increase on a prorated basis in Mr. Pfeifer’s target annual cash incentive award payment level for fiscal year 2020 from 90% of base salary to 95% of base salary, effective May 11, 2020, and (ii) an award to Mr. Pfeifer of restricted stock units under the Oshkosh Corporation 2017 Incentive Stock and Awards Plan with a value of $700,000 on the grant date of May 11, 2020.

Wilson R. Jones will continue to serve as the Chief Executive Officer of the Company and as a member of the Company’s Board of Directors but, effective May 11, 2020, will no longer hold the title of President of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date: May 8, 2020	By:	/s/ Ignacio A. Cortina
Ignacio A. Cortina
Executive Vice President, General Counsel and Secretary